Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

August 14, 2006

Contact: Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com

                Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com

Hewitt Associates Reports Third Quarter Results

Company Reports on Progress of HR BPO Portfolio Review

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2006 third quarter ended June 30, 2006.

For the third fiscal quarter, Hewitt’s reported net revenues (revenues before reimbursements) declined 2%, to $698.2 million, from $709.5 million in the comparable prior-year quarter. Outsourcing revenues declined 3%, and Consulting revenues increased 4%. The current quarter was impacted by a $44 million decline in third-party supplier revenues as previously expected, and the net favorable effects of foreign currency translation of $3 million. Acquisitions, net of dispositions, contributed $2 million of revenue in the quarter. After adjusting for these items, net revenues increased 4%.

The net loss for the third quarter was $202.2 million, or $1.88 diluted loss per share, compared with net income of $33.0 million, or $0.31 per diluted share in the prior-year quarter. The results in the current quarter include $249 million of pretax non-cash charges related to the Company’s HR BPO business, higher performance-based compensation versus the prior-year quarter of $44 million, and reflect an effective tax benefit of (2.5)%, versus a provision of 37.9% in the prior-year quarter.

“Despite issues encountered in the HR BPO business, we remain encouraged by the performance of our more established businesses, Benefits Outsourcing and Consulting, which make up roughly 80% of our total revenues,” said Dale L. Gifford, chairman and chief executive officer. “We continue to expand margins in the Benefits Outsourcing business, achieve top-line growth in the Consulting business, and see continued strong demand for both types of services from new and existing clients,” he added.

“Given recent challenges implementing some of our HR BPO contracts, an important focus for us in the quarter was to revisit our assumptions related to the expected future performance of our HR BPO portfolio. As a result of our comprehensive and rigorous review of the business, we took charges in the quarter, reflecting our conclusion that the performance – primarily of the 2005 class of contracts – will fall significantly short of our prior expectations. We are highly disappointed by these findings, and are aggressively addressing the issues, having already implemented key process improvements to drive future performance. We continue to see demand for our offerings, and remain fully committed to this business.”

The Company also recently announced that Russell P. Fradin will succeed Dale L. Gifford as the Company’s chairman and chief executive officer, effective September 5, 2006. Mr. Gifford announced his intention to retire in June. Most recently president and chief executive officer of The Bisys Group, Inc., Mr. Fradin has also held senior roles at Automatic Data Processing (ADP), including president of its global employer services group, and McKinsey and Company Inc.

Reported Results

The operating loss for the third quarter was $207.6 million, compared with operating income of $56.0 million in the prior-year quarter.

This quarter’s results include $249 million of non-cash pretax charges related to the Company’s review of its HR BPO contract portfolio, comprised of the following:

•      $172 million of goodwill impairment reflecting lower expected profitability of the overall existing portfolio, as well as lower future new contract expectations;

•      $70 million of contract loss provisions reflecting the Company’s revised profitability expectations for several existing contracts; and

•      $7 million of intangible asset impairment, primarily resulting from reduced demand for an acquired software asset.

“Although we continue to expect contracts signed this year and in the future to generate acceptable levels of profitability, the diminished economics of our portfolio, at this point in time, no longer supports the value of the goodwill associated with the HR BPO business,” said John J. Park, chief financial officer. “As a result, we have written off a significant portion of the goodwill, and recorded loss provisions reflecting our revised expectations primarily for our 2005 class of contracts.”

This quarter’s results also reflect higher performance-based compensation as compared to the prior-year quarter of $36 million, and higher stock-based compensation of $8 million, reflecting stock option expense as well as expense associated with prior- and current-year restricted stock grants. The higher performance-based compensation reflects the strength of the underlying businesses as compared to the prior-year quarter, excluding the current quarter non-cash charges, and discretionary decisions made by management and the Board of Directors to better recognize the individual contributions of associates across the business and progress made addressing challenges in HR BPO.

The comparable prior-year quarter included severance-related expense of $9 million primarily related to the realignment of the client development group.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $2 million and $4 million in the 2006 and 2005 third quarters, respectively, related to the amortization of the now fully-vested one-time, IPO-related grant of restricted stock to employees. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

The core net loss for the third quarter was $200.5 million, $1.85 diluted loss per share, compared with income of $35.5 million, $0.33 per diluted share, in the prior-year quarter.

Business Segment Results

As disclosed in the first quarter of fiscal 2006, as a result of an internal reorganization, the Company changed how revenues and income are reported within each business segment. The prior-year segment results have been presented on an adjusted basis to assist in the comparability of current-period results.

Outsourcing

Outsourcing segment revenues declined 3% in the third quarter, to $489.3 million, from $504.8 million in the prior-year quarter. Adjusting for the expected significant decline in third-party supplier revenues, and the favorable effects of acquisitions and foreign currency translation of approximately $2 million each, Outsourcing revenues increased 5%. The growth was driven primarily by increased services to new and existing HR BPO clients, organic growth of existing benefits outsourcing clients, and one-time project work in benefits outsourcing.

The Outsourcing segment loss was $212.3 million in the third quarter, compared with income of $32.0 million in the prior-year third quarter. The decline was principally driven by $249 million of non-cash pretax charges related to the Company’s HR BPO business as detailed above, higher performance-based compensation as compared to the prior-year quarter of $17 million, and higher stock-based compensation expense of $4 million. Excluding these items, Outsourcing margins increased primarily due to higher benefits margins resulting from increased efficiencies driven by global sourcing efforts and an increase in profitable one-time project work, as well as a significant reduction in marginally profitable third-party supplier revenues. The increase was partially offset by continued investment in new HR BPO clients.

As of June 30, 2006, the Company was live with 18.7 million end-user benefits participants and approximately 742,000 client employees with HR BPO services.

The Company now has more than $160 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which more than 50% is related to HR BPO services, and the remainder is for stand-alone benefits services. The Company has more than $135 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which more than 55% is related to HR BPO.

Consulting

Consulting segment revenues increased 4% in the third quarter, to $218.8 million, from $211.1 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of approximately $1 million, Consulting revenues increased 3% over the prior-year quarter. The increase was driven by strong demand for the Company’s talent-related and communications consulting services, particularly in North America, and by growth in retirement and financial management services, primarily in Europe.

Consulting segment income decreased 35% in the third quarter, to $38.0 million, compared with $58.1 million in the prior-year quarter. Consulting segment margin was 17.4%, compared with 27.5% in the prior-year quarter. The decrease was primarily due to higher performance-based compensation versus the prior-year quarter of $19 million, and higher stock-based compensation expense of $5 million.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $31.5 million, 4.5% of revenues, in the third quarter, compared with $29.9 million, 4.2% of revenues, in the prior-year quarter. The increase was primarily a result of higher compensation expenses in the quarter.

Year-to-Date Results

Net revenues for the nine-month period ended June 30, 2006 declined 2%, to $2.08 billion, compared to $2.11 billion in the prior-year nine-month period. The period was impacted by an $86 million decline in third-party supplier revenues, and the net unfavorable effects of foreign currency translation of $12 million. Acquisitions, net of dispositions, contributed $7 million of revenue.

The total Company operating loss for the nine-month period was $106.5 million, compared with income of $166.6 million in the prior-year nine-month period. The decline was primarily driven by $266 million of non-cash pretax charges related to the HR BPO business, as well as higher performance-based compensation of $47 million, and higher stock-based compensation versus the prior-year period of $28 million.

The net loss for the nine-month period was $138.9 million, or $1.30 diluted loss per share, compared with income of $94.2 million, or $0.82 per diluted share in the prior-year nine-month period. The core net loss for the nine-month period was $126.9 million, or $1.18 diluted loss per share, compared with income of $101.8 million, or $0.88 per diluted share, in the prior-year nine-month period. Net income for the nine-month period reflects an effective tax rate of 34.7%, versus 40.0% in the prior-year period.

Cash Flow and Investments

Reported cash flow from operations increased to $288.9 million in the nine-month period, from $188.8 million in the prior-year nine-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), increased to $210.9 million, from $79.4 million in the prior-year nine-month period. The increase in free cash flow was driven primarily by lower performance-based compensation paid in the current year as compared to the prior-year payment, a prepayment for services from one of the Company’s clients, and lower capital expenditures.

Business Outlook

For fiscal 2006, the Company expects total Company net revenue to be flat to slightly down, comprised of a low-single digit decrease in Outsourcing, and mid-single digit growth in Consulting. Including the charges, the Company now expects a core loss in fiscal 2006 of about $100 million to $105 million. For fiscal 2006, the Company continues to expect free cash flow of approximately $250 million to $270 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss third quarter results and the Company’s outlook for the remainder of fiscal 2006. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release and posted on the Company’s Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,400 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 350 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

###

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
	2006	2005		2006	2005
Revenues:
Revenues before reimbursements (net revenues)	$698,174	$709,489	(1.6)%	$2,075,375	$2,112,492	(1.8)%
Reimbursements	16,271	12,808	27.0%	54,181	43,191	25.4%

Total revenues	714,445	722,297	(1.1)%	2,129,556	2,155,683	(1.2)%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	478,823	411,034	16.5%	1,328,822	1,237,188	7.4%
Goodwill and asset impairment	236,692	—	100.0%	257,229	9,569	n/m
Initial public offering restricted stock awards	1,822	4,134	(55.9)%	8,905	12,725	(30.0)%
Reimbursable expenses	16,271	12,808	27.0%	54,181	43,191	25.4%
Other operating expenses	150,187	193,599	(22.4)%	476,293	568,360	(16.2)%
Selling, general and administrative expenses	38,274	44,698	(14.4)%	110,624	118,059	(6.3)%

Total operating expenses	922,069	666,273	38.4%	2,236,054	1,989,092	12.4%

Operating (loss) income	(207,624)	56,024	n/m	(106,498)	166,591	n/m

Other (expenses) income, net	200	(2,882)	n/m	3,359	(9,730)	n/m

(Loss) income before income taxes	(207,424)	53,142	n/m	(103,139)	156,861	n/m

Income tax (benefit) provision	(5,177)	20,139	n/m	35,794	62,670	(42.9)%

Net (loss) income	$(202,247)	$33,003	n/m	$(138,933)	$94,191	n/m

(Loss) earnings per share:
Basic	($1.88)	$0.31		$1.30	$0.83
Diluted	($1.88)	$0.31		$1.30	$0.82

Weighted average shares:
Basic	107,550,367	106,138,164		107,236,878	112,866,338
Diluted	107,550,367	107,595,757		107,236,878	114,793,884

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported a net loss of $202 million and $139 million, and diluted loss per share of $1.88 and $1.30 for the three and nine months ended June 30, 2006, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and nine months ended June 30, 2006 and 2005, our core earnings and core EPS were:

	Three Months Ended June 30,			Nine Months Ended June 30
Core Earnings and Core Earnings Per Share	2006	2005	% Change	2006	2005	% Change
Operating (loss) income as reported	$(207,624)	$56,024	n/m	$(106,498)	$166,591	n/m
Add back amortization of one-time initial public offering restricted stock awards	1,822	4,134	(55.9)%	8,905	12,725	(30.0)%

Core operating (loss) income	(205,802)	60,158	n/m	(97,593)	179,316	n/m
Other income (expenses), net as reported	200	(2,882)	n/m	3,359	(9,730)	n/m

Core pretax (loss) income	(205,602)	57,276	n/m	(94,234)	169,586	n/m
Adjusted income tax (benefit) provision (1)	(5,132)	21,787	n/m	32,704	67,834	(51.8)%

Core (loss) earnings	$(200,470)	$35,489	n/m	$(126,938)	$101,752	n/m

Core (loss) earnings per shares:
Basic	$(1.85)	$0.33		$(1.18)	$0.89
Diluted	$(1.85)	$0.33		$(1.18)	$0.88

Core shares outstanding:
Basic (2)	108,229,676	107,676,708		107,953,205	114,441,244
Diluted (3) (4)	108,229,676	108,394,858		107,953,205	115,734,439

(1)	Assumes an effective tax rate of 2.5% and (34.7)% for the three and nine months ended June 30, 2006 and 38.0% and 40.0% for the three and nine months ended June 30, 2005.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 518,105 and 451,485 at June 30, 2006 and 2005, respectively, and 13,922,726 and 13,511,035 of treasury stock at June 30, 2006 and 2005, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;
•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,086 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	58,209 and 27,577 shares of common stock, restricted stock and restricted stock units issued for Director compensation at June 30, 2006 and 2005, respectively.

•	1,232,776 and 388,797 shares of common stock issued to fulfill the exercise of stock options at June 30, 2006 and 2005, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award was calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share. For the three and nine months ended June 30, 2006, stock options, restricted stock and restricted stock units issued outside of the initial public offering restricted stock award were antidilutive and have not been included in the computation of diluted core earnings per share. For the three and nine months ended June 30, 2005, 718,150 shares and 1,293,195 shares, respectively, were included in the computation of core earnings per share.
(4)	For the three- and nine-month periods ended June 30, 2006, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three- and nine-month periods ended June 30, 2006 and 2005, the convertible debt securities were not dilutive and were not included in the computation of diluted core earnings per share.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		% Change	Nine Months Ended June 30,		% Change
Business Segments	2006	2005 (1)		2006	2005 (1)
Outsourcing
Segment revenues before reimbursements	$489,268	$504,848	(3.1)%	$1,478,684	$1,533,460	(3.6)%
Segment (loss) income	(212,269)	31,966	n/m	(123,012)	125,045	n/m
Segment (loss) income as a percentage of segment revenues	(43.4)%	6.3%		(8.3)%	8.2%

Consulting
Segment revenues before reimbursements	$218,777	$211,108	3.6%	$622,528	$593,885	4.8%
Segment income	37,993	58,137	(34.6)%	128,761	147,927	(13.0)%
Segment income as a percentage of segment revenues	17.4%	27.5%		20.7%	24.9%

Total Company
Segment revenues before reimbursements	$708,045	$715,956	(1.1)%	$2,101,212	$2,127,345	(1.2)%
Intersegment revenues	(9,871)	(6,467)	52.6%	(25,837)	(14,853)	74.0%

Revenues before reimbursements (net revenues)	698,174	709,489	(1.6)%	2,075,375	2,112,492	(1.8)%
Reimbursements	16,271	12,808	27.0%	54,181	43,191	25.4%

Total revenues	$714,445	$722,297	(1.1)%	$2,129,556	$2,155,683	(1.2)%

Segment (loss) income	$(174,276)	$90,103	n/m	$5,749	$272,972	n/m
Charges not recorded at the Segment level:
Initial public offering restricted stock awards	1,822	4,134	(55.9)%	8,905	12,725	(30.0)%
Unallocated shared services costs	31,526	29,945	5.3%	103,342	93,656	10.3%

Operating (loss) income	$(207,624)	$56,024	n/m	$(106,498)	$166,591	n/m

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	June 30, 2006	September 30, 2005
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$153,260	$157,928
Short-term investments	263,680	59,693
Client receivables and unbilled work in process, less allowances of $25,052 and $23,922 at June 30, 2006 and September 30, 2005, respectively	581,747	595,691
Prepaid expenses and other current assets	63,371	83,762
Funds held for clients	98,515	97,907
Deferred income taxes, net	34,559	5,902

Total current assets	1,195,132	1,000,883

Non-Current Assets
Deferred contract costs	261,250	253,505
Property and equipment, net	291,015	302,875
Other intangible assets, net	347,132	372,996
Goodwill, net	534,636	694,370
Other non-current assets, net	32,854	32,711

Total non-current assets	1,466,887	1,656,457

Total Assets	$2,662,019	$2,657,340

LIABILITIES

Current Liabilities
Accounts payable	$28,802	$57,412
Accrued expenses	162,916	165,632
Funds held for clients	98,515	97,907
Advanced billings to clients	186,233	156,257
Accrued compensation and benefits	209,227	171,486
Short-term debt	34,528	21,858
Current portion of long-term debt and capital lease obligations	31,766	30,066

Total current liabilities	751,987	700,618

Non-Current Liabilities
Deferred contract revenues	173,600	140,474
Debt and capital lease obligations, less current portion	256,001	287,149
Other non-current liabilities	156,747	156,859
Deferred income taxes, net	101,417	60,883

Total non-current liabilities	687,765	645,365

Total Liabilities	$1,439,752	$1,345,983

Commitments and Contingencies

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	June 30, 2006	September 30, 2005
	(Unaudited)
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 86,790,431 and 72,970,960 shares issued, 72,867,705 and 59,456,565 shares outstanding, as of June 30, 2006 and September 30, 2005, respectively	$868	$730
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 34,852,437 and 45,181,849 shares issued and outstanding as of June 30, 2006 and September 30, 2005, respectively	349	452
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 2,892,943 and 3,540,461 shares issued and outstanding as of June 30, 2006 and September 30, 2005, respectively	29	35
Restricted stock units, 98,967 units issued and outstanding, as of September 30, 2005	—	2,035
Additional paid-in capital	1,361,881	1,315,119
Cost of common stock in treasury, 13,922,726 and 13,514,395 shares of Class A common stock as of June 30, 2006 and September 30, 2005, respectively	(397,154)	(388,638)
Retained earnings	190,229	329,162
Unearned compensation	—	(17,326)
Accumulated other comprehensive income	66,065	69,788

Total stockholders’ equity	1,222,267	1,311,357

Total Liabilities and Stockholders’ Equity	$2,662,019	$2,657,340

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Nine Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(138,933)	$94,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,520	111,084
Amortization of premiums and discounts on financial instruments	1,025	1,290
Goodwill and asset impairment	257,229	9,569
Stock-based compensation	49,797	21,528
Deferred income taxes	(14,771)	548
Gain on contribution of business	(7,127)	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	25,566	30,040
Prepaid expenses and other current assets	30,425	13,153
Deferred contract costs	(84,488)	(52,677)
Other assets	(2,039)	(3,469)
Accounts payable	(28,890)	(873)
Accrued compensation and benefits	37,519	(86,369)
Accrued expenses	(7,499)	24,192
Advanced billings to clients	28,899	10,919
Deferred contract revenues	32,719	(4,652)
Other non-current liabilities	(1,066)	20,356

Net cash provided by operating activities	288,886	188,830

Cash flows from investing activities:
Purchases of short-term investments	(284,365)	(183,892)
Proceeds from sales of short-term investments	80,404	436,802
Additions to property and equipment and intangible assets	(77,939)	(109,455)
Cash paid for acquisitions, net of cash received	(1,400)	4,683

Net cash (used in) provided by investing activities	(283,300)	148,138

Cash flows from financing activities:
Proceeds from the exercise of stock options	13,992	3,505
Short-term borrowings	98,444	96,674
Repayments of short-term borrowings, capital leases and long-term debt	(117,062)	(98,153)
Purchase of Class A common shares for treasury	(8,516)	(374,639)

Net cash used in financing activities	(13,142)	(372,613)

Effect of exchange rate changes on cash and cash equivalents	2,888	(210)

Net increase (decrease) in cash and cash equivalents	(4,668)	(35,855)

Cash and cash equivalents, beginning of period	157,928	124,681

Cash and cash equivalents, end of period	$153,260	$88,826

Supplementary disclosure of cash paid during the period:
Interest paid	$16,929	$16,913
Income taxes paid	24,289	28,896